EXHIBIT 10(b)

Mark Alexander
#############
#############

Re:    Severance Agreement and General Release
Dear Mark:
The purpose of this letter is to confirm the terms regarding the termination of your employment with Campbell Soup Company and/or its subsidiary or affiliated entity (“the Company”). As set forth more fully below, we offer to you the following Severance Agreement, which includes a General Release (“the Agreement”).

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement. However, you will not be eligible to receive the payments and other benefits (“Severance Benefits”) described in Paragraph 2 below unless you sign and do not revoke this Agreement. (Please see Paragraph 17 below for what it means to revoke this Agreement.)
This Agreement is an important legal document. You are encouraged to read it carefully and make certain that you understand and agree with it before you sign it. You may consider for forty-five (45) days whether you wish to sign this Agreement. Because this is a legal document, you are encouraged to review it with your attorney.
1.General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)Your last official day of work will be April 2, 2018. Thereafter, you will be on paid garden leave until your official notice date of September 3, 2018.

(b)You will then receive four (4) weeks’ pay in lieu of notice, after which, on October 1, 2018, your employment with the Company will terminate (“Termination Date”).

(c)You will receive a lump sum payment for your accrued but unused paid-time off, if any, as of your Termination Date.

(d)Your eligibility to participate in the Company-sponsored health plans (medical, dental, and vision) as an employee of the Company will end on the last day of the month in which your Termination Date occurs. Thereafter, you will be eligible to continue such coverages at your sole expense in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to the terms, conditions and restrictions of the group medical, dental, and vision plans and COBRA. However, if you sign and do not revoke this Agreement, while your period of COBRA eligibility will commence on the first day of the month following your Termination Date, you will remain eligible to participate in the Company’s medical (but not dental or vision) plan at active employee premium contribution rates until the end of the Severance Period as defined in Paragraph 2(a) below. After the end of the Severance Period, you will be eligible to continue participation in the Company’s medical plan at your sole expense for the remainder, if any, of your COBRA eligibility period.

(e)Your eligibility to participate in all other Company-sponsored group benefits, including but not limited to group life, business travel, disability, and accidental death and dismemberment coverage, will terminate on the Termination Date, unless the applicable plan document provides for a different result. However, if you sign and do not revoke this Agreement, you will remain eligible to participate in the Company’s group life insurance until the end of the Severance Period as defined in Paragraph 2(a) below.

(f)You remain legally bound by and must comply with the terms, conditions, and restrictions of the Nonqualified Stock Option and Non-Competition Agreement executed by you on June 26, 1997 (the “Non-Competition Agreement”). The prohibitions in paragraphs 5, 6 and 7 of the Non-Competition Agreement shall expire on April 30, 2019; however, nothing in this Agreement shall prevent you on or after May 1, 2018 from accepting and starting any employment (or providing any services to any entity) that does not violate the Non-Competition Agreement. Questions regarding prospective opportunities and the impact of your Non-Competition Agreement will be handled generally in accordance with the terms set forth in Paragraph 9 of the Campbell Soup Company Confidential and Proprietary Information Agreement signed by you on March 31, 1997.

2.Severance Benefits. If you sign and do not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement, the Company will do the following:

(a)The Company will pay you one hundred four (104) weeks of severance pay at your current base salary ($731,800), less withholding of all applicable federal, state, and local taxes. The severance payments will be paid to you in accordance with the Company’s regular payroll practices after you have received your pay in lieu of notice in accordance with Paragraph 1(b) above (and in accordance with the provisions relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in the Company’s Severance Pay Plan for Salaried Employees (the “Severance Pay Plan”), which provisions are incorporated into this Agreement by reference). For purposes of this Agreement, the period in which you receive severance payments pursuant to this Paragraph 2(a) shall be referred to as the “Severance Period.”

(b)While your COBRA eligibility period will commence on the first day of the month following your Termination Date, the Company will continue your medical (but not dental or vision) coverage until the end of the Severance Period as though you were actively employed by the Company at active employee premium contribution rates, and your portion of the monthly contributions will be deducted from the payments you receive following the Termination Date (and with respect to such continuation the provisions relating to Section 409A of the Code in the Severance Pay Plan concerning such continuation are incorporated by reference into this Agreement). Notwithstanding the foregoing, during this period, the Company shall impute as taxable income to you an amount equal to the full actuarial cost of such coverage in excess of your contributions to the cost of such coverage, for each month during which such coverage is in effect for you and/or your eligible dependents but only if and to the extent such imputation is required for you to avoid being subject to tax under Section 105(h) of the Code, with respect to any payment or reimbursement of expenses made to you or for you and/or any of your eligible dependents’ benefit under such plan. After the Severance Period, your continued participation in the Company’s group medical plan for the remainder, if any, of your COBRA eligibility period shall be at your sole expense.

(c)The Company will continue your group life insurance until the end of the Severance Period as though you were actively employed by the Company. After the Severance Period, your continued participation in the Company’s group life insurance shall terminate.

(d)In lieu of providing you with outplacement services, the Company will pay the fees for your executive coach for his services for an additional 12 months.

(e)Your eligibility to participate in the Company’s benefit plans and programs in accordance with Paragraphs 2(b) and (c) above shall cease when you become eligible for benefits coverage from a new employer. You must inform me when you become eligible for benefits from a new employer.

(f)If you violate any of the post-termination restrictions set forth in the Non-Competition Agreement, the Company, in its sole discretion, may cease making the payments and providing the benefits set forth in this Paragraph 2; however, the General Release in Paragraph 3 below shall remain in full force and effect. Prior to taking such action, the Company shall give you written notice and a reasonable opportunity to cure and if you cure such event, the Company shall not have the right to cease making such payments or providing such benefits. This shall be in addition to any other remedies which may be available to the Company under the Non-Competition Agreement.

3.General Release.

(a)In exchange for the Company’s Severance Benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, or liabilities of any kind (collectively, “Claims”) as described below which you, your heirs, agents, administrators, or executors have or may have against the Company or any of the other Releasees.

(b)By agreeing to this General Release, you are waiving, to the maximum extent permitted by law, any and all Claims that you have or may have against the Company or any of the other Releasees arising out of or relating to your employment and/or the termination of your employment with the Company, including, but not limited to, the following: (i) any Claims for severance, benefits, bonuses, commissions, and/or other compensation of any kind; (ii) any Claims for reimbursement of expenses that are not submitted before the Termination Date; (iii) any Claims for attorneys’ fees or costs; (iv) any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, medical condition, failure to accommodate, citizenship, national origin, ancestry, marital status, sexual orientation, gender identity or expression, or any other factor protected by federal, state, or local law (such as the Age Discrimination in Employment Act, Title VII of the Civil

Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, and any state or local non-discrimination law or ordinance) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act or similar state or local laws related to leaves; (vii) any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state or local laws governing military leave; (viii) any Claims for wrongful discharge, violation of public policy, and breach of contract, implied contract, or the implied duty of good faith and fair dealing; (ix) any whistleblower or retaliation Claims; (x) any claims under the Worker Adjustment Retraining and Notification Act (“WARN”) or similar state or local laws; and/or (xi) any other statutory, regulatory, common law, or other Claims of any kind, including, but not limited to, Claims for libel, slander, fraud, promissory estoppel, equitable estoppel, invasion of privacy, misrepresentation, emotional distress, and pain and suffering.

(c)The term “Releasees” includes: the Company and any parent, subsidiary, related, or affiliated entities of the Company, and each of their past and present employees, officers, directors, attorneys, shareholders, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

(d)    As of the date of this Agreement, the Company acknowledges that it does not know of any claim the Company may have against you.
4.Non-Released Claims. The General Release by you in Paragraph 3 above does not apply to:

(a)Any Claims for vested benefits under any Company qualified and/or non-qualified retirement, savings or other benefit plans in which you participate, for example, any claims under the Campbell Soup Company Retirement and Pension Plan, the Campbell Soup Company 401(k) Retirement Plan, the Pension Plan for Employees of Campbell Company of Canada and/or the Mid-Career Hire Pension Plan;

(b)Any Claims to require the Company to honor its commitments set forth in this Agreement or to interpret or determine the enforceability, scope, meaning, or effect of this Agreement;

(c)Any Claims arising after you have signed this Agreement; and

(d)Any Claims for workers’ compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a General Release.

(e)Your right to be indemnified for third-party claims pursuant to the Company’s bylaws or applicable law (including advancement of expenses) and/or to be covered under any applicable directors’ and officers’ liability insurance policies.

5.Retained Rights. As noted above, you retain certain important rights under this Agreement. Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, or provide information to - or testify or otherwise participate in any action, investigation, or proceeding of - any federal, state, or local government agency or commission (including, but not limited to, the EEOC or the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. Further, the General Release in Paragraph 3 does not prevent you from contacting or filing a charge with any federal, state, or local government agency or commission (including, but not limited to, the EEOC or the SEC).

6.Prior Acts. It is acknowledged, understood and agreed by you that should Campbell discover that you have engaged in any unethical, dishonest or fraudulent act which harms, or has harmed the Company (or any affiliated corporate entity), the Company reserves the right, in its sole discretion, to terminate or suspend all payments or benefits remaining to be paid by the Company under Paragraph 2 of this Agreement; however, the General Release in Paragraph 3 above shall remain in full force and effect. In addition, the Company may seek all other remedies and relief allowed by law, including but not limited to the return of any payments made under this Agreement.

7.Confidential Information.

(a)Duty to Retain as Confidential. You acknowledge and agree that, in the course of your employment with the Company, you may have created and/or acquired confidential and/or proprietary information relating to the business of the Company and/or any parent, subsidiary, related, or affiliated company which is not known by or generally accessible to the public. You expressly agree that you will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation, or other entity any such information without the direct written authority of the Company. More specifically, this Agreement incorporates by reference all of the provisions of the Non-Competition Agreement. Because of the importance of this provision to the successful conduct of the Company and its good will, you agree that if you use or disclose, or threaten to use or disclose, confidential and/or proprietary information in violation of this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach. Notwithstanding the foregoing, you shall be permitted to disclose confidential and/or proprietary information (i) to the extent required by law or by any court or governmental or regulatory body or agency, or (ii) in connection with any Claim to enforce, interpret or determine the scope, meaning or effect of this Agreement.

(b)Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically, or otherwise, for the disclosure or production of confidential and/or proprietary information which you created or acquired in the course of your employment, unless prohibited by law or regulation, you must notify immediately the Company’s Chief Legal Officer, by calling him/her at the following phone number: 856-342-6125. Regardless of whether you are successful in reaching him/her by telephone, unless prohibited by law or regulation, you also must notify him/her immediately in writing, via certified mail, at the following address: Chief Legal Officer, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799. A copy of the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.

8.Company Property and Documents. Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above, you must return, retaining no copies, all Company property (including, but not limited to, office, desk, or file cabinet keys, Company identification/pass cards, Company-provided credit cards, and Company equipment, such as computers, tablets, and mobile phones) and all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.). Notwithstanding anything to the contrary herein or otherwise (including the Non-Competition Agreement), you shall be permitted to retain information (including copies of plans and agreements) relating to your compensation and/or reimbursement of business expenses and/or your contact lists.

9.Confidentiality of this Agreement. Unless and until the Company publicly discloses this Agreement, you agree that, at all times, the existence, terms, and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner, civil union partner, or immediate family member, if applicable; (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret, or determine the scope, meaning, enforceability, or effect of the Agreement; (iv) to obtain confidential legal, tax, or financial advice with respect thereto; (v) in connection with any of your Retained Rights as set forth in Paragraph 5 above; or (vi) to any prospective employer but only with respect to the restrictions, if any, on your activities following May 1, 2018 (which permission shall also extend to the Non-Competition Agreement). However, you may reference this provision to explain your non-disclosure of this Agreement.

10.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally, or electronically, about the Company or any past or present director, officer or employee of the Company or its subsidiaries or affiliates. This restriction is subject to and limited by your Retained Rights in Paragraph 5 above. However, nothing in this Agreement is intended or shall be interpreted to restrict any party’s right or obligation (i) to testify truthfully in any forum; (ii) for you, to make truthful statements in connection with any cooperation provided by you under Paragraph 18 below; or (iii) to make any truthful statement in connection with any Claim to enforce, interpret or determine the scope, meaning or effect of this Agreement.

11.References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only (dates of employment and title of last position held).

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

13.Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above, or by you. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

14.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any part of this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the part as necessary to make it enforceable and the part(s) shall then be enforceable in its/their narrowed form. Moreover, each paragraph, part, or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any part of this Agreement shall be found to be unenforceable or invalid by a court and is not modified by a court to be enforceable, the remaining provisions shall not be affected and shall continue to be binding.

15.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for the Non-Competition Agreement referenced in Paragraph 1(f) above which survives the termination of your employment and is incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company and you.

16.Representations. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the General Release; (d) you were given forty-five (45) days to determine whether you wished to sign this Agreement; (e) your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; (g) you understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, any Claims for age discrimination under the Age Discrimination in Employment Act; and (h) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

17.Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. This Agreement is not effective or enforceable until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to my attention at the following address: 1 Campbell Place, Camden, NJ 08103. The letter must be post‑marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you are indicating that you do not want to be legally bound by this Agreement and, as a result, you shall not be eligible for the Severance Benefits set forth in Paragraph 2.

18.Cooperation. Taking into account your business and personal commitments and provided such cooperation is not adverse to your legal interests, you agree to reasonably cooperate, in a timely and good faith manner, subsequent to the Termination Date, with all reasonable requests for assistance made by the Company, relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of your employment with the Company, with which you were involved prior to the termination of your employment, or with which you became aware of during the course of your employment. Upon the submission of proper documentation, the Company will reimburse you for all reasonable expenses you incur as a result of such requests for assistance, if any.

19.Offer Expiration Date. In order for you to receive the Severance Benefits set forth in Paragraph 2 above, there is an important deadline you must meet. As noted above, you have forty-five (45) days, until May 3, 2018, to decide whether you wish to sign this Agreement. If you wish, you can (but are not required to) sign the Agreement before the forty-five (45) day period has expired. However, if you do not sign this Agreement by May 3, 2018, then this offer is withdrawn and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above.

20.Indemnification/D&O Insurance Coverage. The Company confirms that you are covered under the indemnification provisions of the Company’s by-laws and you shall be covered for acts or omissions occurring during your employment under the Company’s directors’ and officers’ insurance policies to the same extent you would have been covered if you had continued to be employed.

21. 280G of the Code. The parties agree and acknowledge that the termination of your employment was not in connection with a change in control and, as such, agree to use reasonable efforts to rebut any such presumption under the Code. Notwithstanding the foregoing, if we are not successful in rebutting such presumption, then the provisions in your Severance Protection Agreement relating to a gross up for any excise taxes, interest or penalties imposed on you under Section 4999 of the Code shall remain in full force and effect.

22.Addendum. You may be eligible for payments under an Annual Incentive Plan, Sales Incentive Plan and/or the Long-Term Incentive Plan. The attached Addendum to this Agreement sets forth the terms and conditions of your eligibility, if any, as well as your other entitlements.

23.Attachment. You are not the only employee whose employment is being terminated. You are part of a group of employees whose employment is being terminated. Attached to this Agreement as Exhibit A is information for you to consider in deciding whether to sign this Severance Agreement and General Release. If you have any questions about Exhibit A, please let me know.
* * *
If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.
We wish you the best in the future.
Sincerely,

/s/ Robert W. Morrissey
Robert W. Morrissey

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Mark Alexander	April 30, 2018
Mark Alexander	Date

ADDENDUM

1.
Annual Incentive Plan: You will be eligible to participate in the Campbell Soup Company Annual Incentive Plan (the AIP) for fiscal 2018, as determined in accordance with the terms of the AIP and this Addendum. Eligibility for an award is contingent upon the Company receiving your signed Severance Agreement and General Release. Without a signed release, you are not eligible to receive an award. In the calculation of your award, the Company will utilize your target bonus opportunity of 90% of your Base Salary, with 60% of the award based on the Company’s performance and 40% based on your Division’s performance. The actual amount paid to you under the AIP for 2018 will be based on the Company’s performance and your Division’s performance as determined in the sole discretion of the Compensation and Organization Committee of the Campbell Soup Company’s Board of Directors. Decisions regarding bonus awards are normally made at the end of September and paid by the end of October. You will not be eligible for the AIP for fiscal 2019.

2.
Restricted and Performance Stock: The following section details the treatment upon termination of vested and unvested Stock Options, and outstanding unvested Restricted Stock Units (RSU) and Performance Restricted Stock Units (PSU) granted to you under the Campbell Soup Company 2005 Long-Term Incentive Plan (the 2005 LTIP) and the Campbell Soup Company 2015 Long-Term Incentive Plan (the 2015 LTIP). Eligibility for a prorated award is contingent upon the Company receiving your signed Severance Agreement and General Release. Without a signed release, all unvested units are forfeited. Applicable taxes will be withheld from the payment of any RSU or PSU award. In the event of any conflict between this Addendum and the 2005 LTIP and the 2015 LTIP, the 2005 LTIP and the 2015 LTIP will govern.

a.
You were granted 81,152 Stock Options under the 2005 LTIP on October 1, 2015 that will vest on September 30, 2018. You may exercise any vested, unexercised options within one year of your Termination Date or until the options expire, whichever is earlier.

b.	You were granted EPS PSU and TSR PSU under the 2005 LTIP on October 1, 2015. These grants will be fully vested prior to your Termination Date and will not be impacted.

c.
You were granted 55,290 Stock Options under the 2015 LTIP on October 1, 2016. As of the Termination Date, all unvested Stock Options (18,430) will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program, and you may exercise any vested, unexercised options within one year of your Termination Date or until the options expire, whichever is earlier.

d.
You were granted EPS PSU under the 2015 LTIP on October 1, 2016, from which 2,634 PSU will vest as scheduled on September 30, 2018. As of the Termination Date, you will have 2,634 unvested units from this grant, 878 of which will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program. The remaining 1,756 units will vest on the following schedule and shall be delivered within two months of the vest date:

i.	1,756 EPS PSU will vest on September 30, 2019

e.
You were granted TSR PSU under the 2015 LTIP on October 1, 2016. As of the Termination Date, you will have 15,802 unvested units from this grant, 5,267 of which will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program. The remaining 10,535 units will continue to be unvested until their originally scheduled vesting date. The precise number of units earned will be based on the Company’s Total Shareowner Return ranking during fiscal years 2017, 2018 and 2019, and the earned PSU will vest on September 30, 2019, and shall be delivered within two months of the vest date.

f.
You were granted 62,901 Stock Options under the 2015 LTIP on October 1, 2017. As of the Termination Date, all unvested Stock Options (41,934) will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program, and you may exercise any vested, unexercised options within one year of your Termination Date or until the options expire, whichever is earlier.

g.
You were granted EPS PSU under the 2015 LTIP on October 1, 2017. Subject to the Company’s achievement of the fiscal 2018 EPS threshold, 2,996 EPS PSU will vest as scheduled on September 30, 2018. As of the Termination Date, you will have 5,993 unvested units from this grant, 3,496 of which will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program. Subject to the Company’s achievement of the fiscal 2018 EPS threshold, the remaining 2,497 units will vest on the following schedule and shall be delivered within two months of the vest date:

i.	1,498 EPS PSU will vest on September 30, 2019

ii.	999 EPS PSU will vest on September 30, 2020

h.
You were granted TSR PSU under the 2015 LTIP on October 1, 2017. As of the Termination Date, you will have 17,977 unvested units from this grant, 11,985 of which will be forfeited upon termination in accordance with the terms of the Long-Term Incentive Program. The remaining 5,992 units will continue to be unvested until their originally scheduled vesting date. The precise number of units earned will be based on the Company’s Total Shareowner Return ranking during fiscal years 2018, 2019 and 2020, and the earned PSU will vest on September 30, 2020, and shall be delivered within two months of the vest date.

3.	You will not be eligible for any additional awards under the 2005 LTIP and the 2015 LTIP.

4.	Your final quarterly payment under the Company’s Personal Choice Program will be paid in August 2018.

5.
All reimbursements or in-kind benefits under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable: (i) the amount of expenses eligible for reimbursement or the provision of in-kind benefits in one year will not affect eligibility for reimbursements or benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) your right to reimbursement shall not be subject to liquidation or exchange for another benefit.

EXHIBIT A

In or around March 2018, Campbell Soup Company (the “Company”), as part of an examination of its corporate structure and design, decided to eliminate and restructure certain positions on the Campbell Leadership Team. The Company decided to offer all employees whose roles were eliminated and who did not move into another permanent role with the Company an amount of severance pay and other benefits, calculated in accordance with its Severance Pay Plan for Salaried Employees, in exchange for the execution of a Severance Agreement and General Release. In accordance with the Age Discrimination in Employment Act, 29 U.S.C. § 626(f)(1)(H), the Company is providing the following information to affected employees:

A.There are different groups of employees impacted by the Company’s plans to restructure. For these purposes, your decisional unit is the Campbell Leadership Team.

B.All employees whose roles were eliminated and who did not move into another permanent role are eligible for severance benefits in accordance with the Campbell Soup Company Severance Pay Plan for Salaried Employees. The criteria applied in determining which positions would be eliminated or redesigned, and which employees would be impacted, included business strategy, corporate design, and job functions and requirement.

C.All persons who are being offered severance pay in exchange for executing a Severance Agreement and General Release must sign the Agreement and return it to the Company within forty-five (45) days after receiving it. Once the signed Agreement is returned to the Company, the employee has seven (7) days in which to revoke the Agreement.

A.Again, there are different groups of employees impacted by the Company’s plans to restructure. We are providing the following information to you about other employees who are being impacted around the same time, including those not in your decisional unit. Your decisional unit can be found at pages 1-2.

The following is a listing of the job titles and ages of the employees in both of decisional units who were and were not selected for termination and an offer of severance benefits in exchange for signing a Severance Agreement and General Release.

Campbell Leadership Team
Job Title	Age (as of 3/16/2018)	Selected to Receive Severance	Not Selected to Receive Severance
President, Americas Simple Meals & Beverages	##	x
President, Campbell Fresh	##		X
President, Global Biscuits & Snacks	##		X
Senior Vice President & Chief Financial Officer	##		X
Senior Vice President & Chief Human Resources Officer	##		X
Senior Vice President & General Counsel	##		X
Senior Vice President, Global Research and Development	##	x
Senior Vice President, Global Supply Chain	##		X
Senior Vice President, Integrated Global Services	##	x
Senior Vice President, U.S. Sales	##		X
Vice President, Corporate Strategy	##		X

IGS Finance Leadership Team
Job Title	Age (as of 3/16/2018)	Selected to Receive Severance	Not Selected to Receive Severance
Director - Finance Enterprise Projects	##		X
Director - Global Transactional Services	##		X
Director, Commercial Spend & Global Accounting Services	##		X
Director, Reporting, Planning & Analytics COE	##		X
Director, Supply Chain COE	##		X
Manager FP&A - Plum	##		X
Sr Manager - Finance Technology	##		X
Sr Manager, FP&A Governance	##		X
Sr Manager, FP&A Smart Spend	##		X
VP, Finance - IGS	##	X